Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.
333-142079
July 11, 2007
ASHFORD HOSPITALITY TRUST, INC.
8.45% SERIES D CUMULATIVE PREFERRED STOCK
(LIQUIDATION PREFERENCE $25.00 PER SHARE)
Final Term Sheet
Issuer: Ashford Hospitality Trust
Security: 8.45% Series D Cumulative Preferred Stock
CUSIP: 044103406

Size: 8,000,000 shares	Over-allotment option: 0 shares
Type of security: SEC Registered—Registration Statement No. 333-142079; preliminary prospectus supplement dated July 10, 2007
Public offering price: $25.00 per share; $200,000,000
Underwriting discounts and commissions: $0.7875 per share; $6,300,000 total
Proceeds to the Company, before expenses: $24.2125 per share; $193,700,000 total

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,000,000 shares
	Morgan Stanley & Co. Incorporated	2,000,000 shares
	Wachovia Capital Markets, LLC	2,000,000 shares

Co-Managers:	Raymond James & Associates, Inc.	600,000 shares
	RBC Dain Rauscher Inc.	600,000 shares
	Davenport & Company LLC	160,000 shares
	Friedman, Billings, Ramsey & Co., Inc.	160,000 shares
	KeyBanc Capital Markets Inc.	160,000 shares
	Oppenheimer & Co. Inc.	160,000 shares
	Stifel, Nicolaus & Company, Incorporated	160,000 shares
Maturity: Perpetual
Dividend rate: 8.45% per annum of the liquidation preference per annum; $2.1125 per annum per share, cumulative from July 18, 2007 (subject to the dividend rate step-up to 9.45% per annum as described in the prospectus supplement)
Optional redemption: On or after July 18, 2012 (in addition to the special optional redemption right described in the prospectus supplement)
Trade Date: July 11, 2007
Settlement and delivery date: July 18, 2007

Selling concession: Not to exceed $0.50 per share
Reallowance to other dealers: Not to exceed $0.45 per share
The issuer has filed a registration statement (including a prospectus dated April 13, 2007 and a preliminary prospectus supplement dated July 10, 2007) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it from Wachovia Capital Markets, LLC by calling toll-free 866-289-1262, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free 866-500-5408, or Morgan Stanley & Co. Incorporated by calling toll-free 866-718-1649.